Exhibit 99.2

www.brileyfin.com

B. Riley Financial Closes Upsized $65 Million Common Stock Offering Including Full Exercise of Underwriter Option

LOS ANGELES, January 15, 2021 – B. Riley Financial, Inc. (NASDAQ: RILY) (“B. Riley” or the “Company”) today announced that it has closed an underwritten registered public offering of 1,413,045 shares of its common stock, which included 184,310 shares issued in connection with the underwriter’s option to purchase additional shares, at a price to the public of $46.00 per share (the “Offering”), for gross proceeds of approximately $65.0 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. Certain of the Company’s officers, directors and employees purchased an aggregate of 149,670 shares in the offering at the public offering price.

The offering resulted in net proceeds of approximately $61.4 million after deducting underwriting discounts and commissions, but before expenses. The Company expects to use the net proceeds of this offering for general corporate purposes, including funding future acquisitions and investments, making capital expenditures and funding working capital.

B. Riley Securities, Inc. acted as sole book-running manager for the offering.

The NBD Group acted as legal counsel to the Company. Duane Morris LLP acted as legal counsel to the underwriter.

The shares of common stock were offered under the Company's shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission ("SEC") on February 24, 2020. The offering was made only by means of a prospectus supplement and accompanying base prospectus.

Copies of the prospectus supplement and the accompanying base prospectus may be obtained on the SEC's website at www.sec.gov, or by contacting B. Riley Securities by telephone at (703) 312-9580, or by emailing prospectuses@brileyfin.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, sale or solicitation would not be permitted.

About B. Riley Financial, Inc. (NASDAQ: RILY)

B. Riley Financial, Inc. provides collaborative financial services solutions tailored to fit the capital raising, business, operational, and financial advisory needs of its clients and partners. B. Riley operates through several subsidiaries which offer a diverse range of complementary end-to-end capabilities spanning investment banking and institutional brokerage, private wealth and investment management, corporate advisory, restructuring, due diligence, forensic accounting, litigation support, appraisal and valuation, and auction and liquidation services. Certain registered affiliates of B. Riley originate and underwrite senior secured loans for asset-rich companies. B. Riley also makes proprietary investments in companies and assets with attractive return profiles.

B. Riley Financial, Inc. |  www.brileyfin.com |  NASDAQ: RILY

Forward-Looking Statements

Statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management's current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date of this press release. Such forward looking statements include, but are not limited to, statements regarding the terms and conditions and timing of the common stock offering and the intended use of proceeds. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include (without limitation) the possibility that the common stock offering will not be consummated at the expected time, on the expected terms, or at all; and the Company's financial performance; and those risks described from time to time in B. Riley's periodic filings with the SEC, including, without limitation, the risks described in B. Riley's Annual Report on Form 10-K for the year ended December 31, 2019 under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Additional information is also set forth in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020. These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and B. Riley undertakes no duty to update this information.

Contacts Investors Investor Relations ir@brileyfin.com (310) 966-1444	Media Jo Anne McCusker jmccusker@brileyfin.com (646) 885-5425

Source: B. Riley Financial, Inc.

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